EXHIBIT 8

                              ____________________ ___, 1996

The Shareholders of
  The Antenna Company
1100 Maplewood Drive
Itasca, Illinois  60143


         Re:      Merger of The Antenna Company
                  With and Into Andrew Corporation

Ladies and Gentlemen:

         You have requested our opinion as to certain Federal income tax consequences of the merger (the "Merger") of The Antenna Company ("Antenna") with and into Andrew Corporation ("Andrew") pursuant to an Agreement and Plan of Merger dated January 25, 1996 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

         Based upon our examination of the Agreement and other documents we deemed pertinent, upon representations made to us by Andrew and Antenna in connection with the Merger (in the form of officers' certificates dated __________ ___, 1996), representations made by the shareholders of Antenna in connection with the Merger, and our review of applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and rulings thereunder, it is our opinion for Federal income tax purposes that:

         (i) The Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code and Antenna and Andrew will each be a party to the reorganization;

         (ii) No gain or loss will be recognized by the shareholders of Antenna who exchange their Antenna Common Stock for Andrew Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Andrew Common Stock);

         (iii) The tax basis of the Andrew Common Stock received by shareholders who exchange all of their Antenna Common Stock for Andrew Common Stock in the Merger will be the same as the tax basis of the Antenna Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

         (iv) The holding period of Andrew Common Stock received by shareholders of Antenna in the Merger will include the period during which the shares of Antenna Common Stock surrendered in exchange therefor were held; provided, such Antenna Common Stock was held as a capital asset by the holder of such Antenna Common Stock at the Effective Time.

         We hereby consent to all references to McDermott, Will & Emery in the Proxy Statement/Prospectus comprising a part of the Registration Statement on Form S-4 filed by Andrew under the Securities Act of 1933, as amended, and to the filing of this opinion by Antenna as Exhibit 8 to such Registration Statement.

                                                     Very truly yours,